Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”), dated as of December 1, is by and among Majesco Entertainment Company., a Delaware corporation (the “Parent”), Majesco Acquisition Corp., a Nevada corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Polarityte, Inc., a Nevada Corporation (the “Company”), and Denver Lough, the owner of 100% of the issued and outstanding shares of capital stock of Company (the “Seller”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.”

BACKGROUND AND RECITALS

The Company has Ten Thousand (10,000) shares of common stock, par value $0.001 per share (the “Company Shares ”) outstanding, all of which are held by Seller. In connection with a recapitalization of Parent, and subject to the terms and conditions of this Agreement, including without limitation the closing of the Transactions (as defined below) and execution and delivery of the Constituent Agreements (as defined below), the parties hereto have agreed to effect the merger of Merger Sub with and into the Company (the “Merger”) pursuant to the terms of this Agreement.

As a result of the Merger, among other effects, the Company Shares will be canceled and exchanged for an aggregate of 7,050 shares of Series E Preferred Stock (the “Preferred E Stock”) pursuant to a Certificate of Designation substantially in the form of Exhibit A hereto, convertible into seven million fifty thousand (7,050,000) newly issued shares of common stock (the “Parent Stock”), par value $0.001 per share, of the Parent, (the “Parent Common Stock”) and the Company will be the entity surviving the Merger, with such Preferred E Stock having a right to vote on all matters put to vote of the shareholders of the Company on the basis of 2 votes for every 1 share of Common Stock into which such Preferred E Stock shall then be convertible, as adjusted for stock splits, recapitalization, stock dividends and similar events affecting the rights of stockholders equally.

The Merger is intended to constitute a reorganization within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), or such other tax free reorganization or restructuring provisions as may be available under the Code:

A.
Seller is the owner of that certain invention described more fully below, and which relates to “Methods for Development and Use of Minimally Polarized Functions Cell Micro-Aggregate Units in Tissue Applications Using LGR4, LGR5 and LGR6 Expressing Epithelial Stem Cells”, (a.k.a the Purchased Patents); and
B.
Seller has assigned the application for the Purchased Patents, together with all related intellectual property, (a.k.a. the Purchased Intellectual Property) to the Company which is contemplated to be acquired by Parent by virtue of the transactions contemplated herein, upon satisfaction of the conditions to Closing set forth herein and in the Transaction Documents; and
C.
Seller has agreed Company will merge with Merger Sub, with Company as the surviving entity; and
D.
Seller and Company acknowledge that the transactions contemplated hereby are subject to various actions and events that are not under the control of Seller and Company: (i) the Parent obtaining approval from its stockholders by the affirmative approval of the Merger and issuance of the Preferred E Stock; (ii) acquisition of appropriate laboratory and other equipment for the business of the Company and the development of the technology; (iii) leasing of new commercial space for use in the business of the Company for testing, laboratory work, and other operational space; (iv) the negotiation and execution by the Parent of executive employment agreements with certain key employees of the Company; and (v) raising of additional capital to be used by the Company in the development of the Patent and the related intellectual property and for corporate and general working capital purposes.
E.
Seller intends that the Merger of Company and Merger Sub, and the Closing of all related transactions, will proceed if and when the conditions described above and the other conditions of Closing set forth herein, have been met.

The Board of Directors of each of the Parent and the Company has determined that it is desirable to effect this plan of reorganization and Merger.

Concurrent with and as a condition to the closing of the Merger, the Parent will enter into employment agreements with each of Denver Lough and Edward Swanson (collectively the “Executives”), in the forms attached as Exhibit B and Exhibit C, respectively, to serve as Chairman and Chief Executive Officer/Chief Scientific Officer and President, respectively, of Parent (collectively, the “Employment Agreements”), the Seller, Company and Executives shall execute a stockholders agreement, in the form attached hereto as Exhibit D (the “Stockholder Agreement”) and certain holders of Parent capital stock shall execute a voting agreement, in the form attached hereto as Exhibit E (the “Voting Agreements”) and the Parent shall have obtained the affirmative vote of its stockholders approving the transactions in accordance with NASDAQ Rules which require stockholder approval in a transaction intended to be tax-free as an “A” Reorganization of the Company or other exempt transaction. The Employment Agreements, the Stockholder Agreement and the Voting Agreements shall collectively be referred to herein as the “Constituent Agreements”.

Concurrent with and as a condition to the Merger, Parent will issue authorized but unissued shares of Preferred E Stock in conjunction with the Merger and the transactions and recapitalization discussed herein (collectively the “Transactions”).

The Parties intend for the Transactions to occur at a concurrent closing upon execution and delivery of this Agreement and the Constituent Agreements and for the Parent Stock issuable upon conversion of the Preferred E Stock issued pursuant to the Merger to represent immediately after the Closing of the Merger 50% issued and outstanding shares of Parent Common Stock after giving effect to the Transactions.

Terms not otherwise defined herein shall have the meanings ascribed to such terms on Schedule A hereto.

AGREEMENT

NOW THEREFORE, based on the foregoing premises and for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties hereto intending to be legally bound hereby agree as follows:

ARTICLE I

Exchange of Shares

SECTION 1.01 The Merger. At the Closing (as defined in Section 1.02), subject to the terms and conditions of this Agreement, Merger Sub shall merge with and into the Company in accordance with applicable provisions of the Delaware General Corporation law (“DGCL”) and the Nevada Revised Statutes (“NRS”), the separate existence of Merger Sub shall cease and the Company shall survive and continue to exist as a corporation under the NRS (the “Surviving Company”) under the name “Polarityte, Inc.”. The Articles of Incorporation of Surviving Entity as on file with the Nevada Secretary of State, as in force and effect immediately prior to the Effective Time of the Merger, shall continue to be the Articles of Incorporation of Surviving Entity until duly amended in accordance with the provisions thereof and applicable law. The managers and officers of the Company shall be the managers and officers of the Surviving Company. Upon consummation of the Merger, the Seller, directors and officers of the Surviving Entity shall take all necessary action to reflect the Parent as the sole stockholder of the Surviving Entity.

SECTION 1.02 Effect of the Merger. At the Effective Time of the Merger (as defined herein), the effect of the Merger shall be as provided in the NRS. Without limiting the generality of the foregoing, at the Effective Time of the Merger all the property, rights, privileges, powers and franchise of the Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

SECTION 1.03 Effective Time of the Merger. The parties shall cause a Certificate of Merger required by the NRS relating to the Merger in the form attached hereto as Exhibit F to be filed with the Secretary of State of the State of Nevada pursuant to the NRS on the Closing Date and such other documentation and filings to be filed with the Secretary of State of the State of Delaware pursuant to the DGCL. The Merger provided for herein shall become effective upon such filings or on such date as may be specified therein (the “Effective Time of the Merger”).

SECTION 1.04 Conversion of Company Shares. At the Effective Time of the Merger, automatically by virtue of the Merger and without any action on the part of any Person: (i) each share of Merger Sub that is issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger, be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Company; and (ii) all of the shares of common stock of the Company shall be converted by virtue of the Merger, into the Preferred E Stock, as provided herein. A certificate representing the Preferred E Stock shall be delivered to Seller at the Effective Time of the Merger pursuant to the terms of this Agreement.

SECTION 1.05 Closing. The closing (the “Closing”) of the Transactions shall take place on such date, time and location as shall be mutually determined by the Company and Parent upon the satisfaction of all conditions set forth herein (the “Closing Date”).

ARTICLE II

Representations and Warranties of Seller

Except as may be disclosed in Seller’s Disclosure Letter (“Seller Disclosure Schedule”), (it being understood and agreed that disclosure of any event, item or occurrence set forth in the Seller Disclosure Schedule shall apply to, qualify or modify the Section or subsection to which it corresponds and each of the other Sections of this Agreement to the extent the relevance of such disclosure to such other Section or subsection is reasonably apparent from the text and nature of such disclosure) Seller hereby represents and warrants to the Parent, as follows:

SECTION 2.01 Good Title. Seller is the record and beneficial owner of, and has good and marketable title to the Company Shares. Seller owns the Company Shares free and clear of any and all liens, claims, encumbrances, preemptive rights, right of first refusal and adverse interests of any kind. Upon registering of the Parent as the new owner of such Company Shares in the register of the Company, the Parent will receive good title to such Company Shares, free and clear of all liens, security interests, pledges, equities and claims of any kind, voting trusts, agreements among members and other encumbrances (collectively, “Liens”). The Company Shares are and will be at Closing, all of the Company Shares of the Company.

SECTION 2.02 Power and Authority. Seller has the requisite power and authority to enter into this Agreement. Seller has obtained all requisite approvals to enter into this Agreement and consummate the Transactions contemplated by this Agreement. This Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity (regardless of whether enforcement is sought in equity or at law). No consent, approval or agreement of any individual or entity is required to be obtained by Seller in connection with the execution and performance by Seller of this Agreement or the execution and performance by Seller of any agreements, instruments or other obligations entered into in connection with this Agreement.

SECTION 2.03 No Conflicts. The execution and delivery of this Agreement by Seller and the performance by Seller of its obligations hereunder in accordance with the terms hereof: (i) will not require the consent of any third party (other than its members) or any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (“Governmental Entity”) under any statutes, laws, ordinances, rules, regulations, orders, writs, injunctions, judgments, or decrees (collectively, “Laws”); (ii) will not violate any Laws applicable to the Seller.

SECTION 2.04 No Finder’s Fee. Neither Seller nor the Company has created any obligation for any finder’s, investment banker’s, financial advisory, or broker’s fee in connection with the Transactions that the Company or the Parent will be responsible for.

SECTION 2.05 Purchase Entirely for Own Account. The Preferred E Stock and underlying Parent Stock proposed to be acquired by Seller hereunder will be acquired for investment for its own accounts, and not with a view to the resale or distribution of any part thereof, and Seller has no present intention of selling or otherwise distributing the Preferred E Stock or underlying Parent Stock except in compliance with applicable securities laws.

SECTION 2.06 Available Information. Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Parent.

SECTION 2.07 Non-Registration. Seller understands that the shares of Preferred E Stock and underlying Parent Stock have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Seller’s representations as expressed herein.

SECTION 2.08 Restricted Securities. Seller understands that the Preferred E Stock and underlying Parent Stock is characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by Seller pursuant hereto, the Preferred E Stock and underlying Parent Stock would be acquired in a transaction not involving a public offering. Seller further acknowledges that if the Preferred E Stock and underlying Parent Stock is issued to Seller in accordance with the provisions of this Agreement, such Preferred E Stock and underlying Parent Stock may not be resold without registration under the Securities Act or the existence of an exemption therefrom. Seller represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

SECTION 2.09 Legends. It is understood that the shares of Preferred E Stock and underlying Parent Stock will bear the following legend or another legend that is similar to the following:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

THESE SECURITIES ARE SUBJECT TO THE TERMS OF A STOCKHOLDERS AGREEMENT AND MAY NOT BE TRANSFERRED, SOLD OR ASSIGNED OTHER THAN AS PERMITTED THEREIN, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

and any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

SECTION 2.10 Accredited Investor. Seller is or upon Closing will be an “accredited investor” within the meaning of Rule 501 under the Securities Act. Seller and Company have been furnished with or have had access to such information and materials as have been requested by Seller and Company.  In addition, Seller and Company may have received in writing from Parent such other information concerning its operations, financial condition prospects and other matters as Seller and Company have requested in writing, (such other information is collectively, the "Other Written Information"), and considered all factors Seller and Company deem material in deciding on the advisability of entering into the transactions contemplated herein including investing in the Preferred E Stock and the underlying Parent Stock.

Information on Seller and Company.  Seller and Company are experienced in investments and business matters, have made investments of a speculative nature and have purchased securities of United States publicly-owned companies in private placements in the past and, alone or with their representatives, have such knowledge and experience in financial, tax and other business matters as to enable Seller and Company to utilize the information made available by the Parent and Merger Sub to evaluate the merits and risks of and to make an informed investment decision with respect to the proposed purchase and other transactions contemplated herein, which represents a speculative investment.  Seller and Company have the authority and are duly and legally qualified to purchase and own the Preferred E Stock and underlying Parent Stock. Seller and Company are able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof.

SECTION 2.11 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to Seller’s knowledge, threatened against the Company, or any of the Company’s assets or properties. There is no judgment, decree or order against Seller or the Company that could prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement. There are no material claims, actions, suits, proceedings, inquiries, labor disputes or investigations pending or, to Seller’s or Company’s knowledge, threatened against Seller or the Company or any of the Company's assets, at law or in equity or by or before any governmental entity or in arbitration or mediation. No bankruptcy, receivership or debtor relief proceedings are pending or, to Seller’s knowledge, threatened against the Company. The Company has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign Law, judgment, decree, injunction or order, applicable to it, the conduct of its business, or the ownership or operation of its business the violation of which would cause or would reasonably likely cause a Company Material Adverse Effect (as defined below). The Seller and Company have access to and has reviewed the Parent’s filings with the Securities and Exchange Commission, at WWW.SEC.GOV, including the “Risk Factors” contained therein.

SECTION 2.12 Stockholder Agreement. At Closing, the Seller, Parent, Company and any other persons or entities receiving securities of the Parent issued at or in connection with Closing shall execute and deliver a Stockholder Agreement in the form attached hereto as Exhibit E, to the Parent and such other persons identified therein.

SECTION 2.13 Intellectual Property Matters.

(a) Inventor. The inventor listed on the face of the Purchased Patent is the sole inventor with respect to the Purchased Intellectual Property.

(b) Ownership. Company exclusively owns all right, title and interest in and to the Purchased Intellectual Property, including the Patent Technology, free of all liens, claims, licenses, covenants, encumbrances and interests. There exist no facts or circumstances that are likely to give rise to any defect, lien, or encumbrances on the Purchased Intellectual Property;

(c) No Rights Granted. No right or license has been or is authorized or required to be granted under or to any Purchased Intellectual Property, and neither the Seller nor the Company has granted any right, license, covenant, consent, or privilege to any third party with respect to the Purchased Intellectual Property, or otherwise undertaken any action which would conflict in any respect with the rights granted to Merger Sub set forth in this Agreement;

(d) Standards Setting Organizations. There exists no standards setting organizations of which Seller or Company, is or was a member or has participated and which may have intellectual property terms, conditions or policies that may impact one or more Purchased Patents;

(e) Governmental Rights. No governmental entity, governmental agency or university has any right, title, or interest in or to any of the Purchased Intellectual Property. No governmental entity, governmental agency or university funding was received, or resources or facilities from any governmental entity, governmental agency or university was used, in connection with the conception, development or reduction to practice of any invention disclosed in any Purchased Intellectual Property, including any Purchased Patents;

(f) Lawsuits and Other Proceedings. No Purchased Intellectual Property has been involved in any past or pending action, suit, investigation, claim or proceeding (including any reexamination, derivation, or revocation proceeding), nor to the knowledge of Seller has any Purchased Intellectual Property been threatened with any such action, suit, investigation, claim or proceeding, nor do grounds exist for such action, suit, investigation, claim or proceeding, other than those set forth in Seller’s Disclosure Schedules;

(g) Statutory Bars. No acts of Seller or the Company, or any party acting on behalf of or at the direction of Seller or the Company, have invalidated or will invalidate any Purchased Patent under the laws of any jurisdiction (including under 35 U.S.C. §102) including through (i) disclosure of the invention or circulation of a printed publication that describes the claimed invention, (ii) public use of the claimed invention, or (iii) sale or offer for sale of the claimed invention more than one year prior to the application for such patent;

(h) Invalidity and Unenforceability. Neither the Company nor the Seller has received any information, notice, or claim challenging or questioning the validity or enforceability or alleging the misuse of any Purchased Patent that has not been disclosed, in writing, to Seller or the Company. No acts of Seller, Company or Seller’s or Company’s respective representatives have committed fraud upon the United States Patent and Trademark Office or any other patent office with regard to any Purchased Patent. Neither the Seller nor the Company has any information qualifying as prior art that would invalidate any of the Purchased Patents. Neither the Seller nor the Company has committed any illegal tying, illegal term extension, patent misuse, other illegal anti-competition activities, laches, estoppel, waiver, inequitable conduct in violation of 35 CFR 1.56 or other law, in each case, that, if litigated, would result in the unenforceability or invalidity of any Purchased Patents;

(i) No Misappropriation or Infringement of Purchased Intellectual Property. No third party has infringed or misappropriated any Purchased Intellectual Property. Neither the Seller nor the Company has put any third party on notice of actual or potential infringement of any Purchased Intellectual Property, other than those set forth in Seller’s Disclosure Schedules;

(j) All Rights Transferred. There are no intellectual property or other rights of Seller or Company that are not assigned hereunder and are necessary to make, have made, use, sell, offer to sell, export or import or otherwise exploit, or transfer physical possession of or title in the Patent Technology; and

(k) Freedom to Operate. No claim or litigation has been brought or to the knowledge of Seller, is threatened to be brought by any third party alleging that use of the Purchased Intellectual Property infringes or otherwise conflicts or interferes with any intellectual property or proprietary right of any third party.

(l) Docket. The docket and other Patent Documents provided by Seller are true and correct in all material respects;

(m) Fees. All maintenance, renewal, application, legal, expert, patent agent and other fees required to prepare and file or maintain the validity of the Patent has been paid in full until the date sixty days after the Closing Date and Seller will indemnify and hold harmless Parent and Merger Sub for any and all claims;

(n) Small Entity Status. No “small entity” or “micro entity” fees were paid for any Patent where such fees were not available for such Patent at such time under applicable law;

(o) Upcoming Required Actions. There are no known actions that must be taken within 120 days after the Closing Date, including the payment of any filing, registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Patent;

(p) Royalties. There are no royalties or honoraria payable by Seller or Company to any third party by reason of the ownership, use, possession, license, sale, or disposition of any Patent;

(q) Broker’s Fees. Neither Seller, the Company nor any of their respective Affiliates has knowledge of, and has taken no action which would give rise to, any claim for a broker’s or finder’s fee to be paid by Merger Sub in connection with the consummation of the transactions provided for hereunder.

(r) All Rights Transferred. There are no intellectual property or other rights of Seller that are not assigned hereunder and are necessary to make, have made, use, sell, offer to sell, export or import or otherwise exploit, or transfer physical possession of or title in the Purchased Intellectual Property.

ARTICLE III

Representations and Warranties of the Company and Seller

The Company and Seller, jointly and severally, represent and warrant to the Parent as provided below, except as set forth in a schedule (the “Company Disclosure Schedule”) (it being understood and agreed that disclosure of any event, item or occurrence set forth in the Company Disclosure Letter shall apply to, qualify or modify the Section or subsection to which it corresponds and each of the other Sections of this Agreement to the extent the relevance of such disclosure to such other Section or subsection is reasonably apparent from the text and nature of such disclosure). For purposes of this Agreement a “Company Material Adverse Effect” shall mean a sustained material adverse change or event in the business, results of operations, or financial condition of the Company or adversely affecting the ability of the Company to perform its obligations under this Agreement or on the ability of the Company to consummate the Transactions. For purposes of this clause, a “Company Material Adverse Effect” shall not include any effects, events, developments or changes arising out of or resulting from (A) changes or conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (B) changes in the industries in which the Company operates, (C) changes in general legal, tax, regulatory, political or general economic conditions affecting the Company in each case, proposed, adopted or enacted after the date hereof, or the interpretation or enforcement thereof, with the exception of any law that would prevent the business of the Company to be concluded in the ordinary course and in accordance with past practice or that would prevent or substantially impair the consummation of the Transactions, (D) natural disasters, (E) the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism, (F) any action taken by Parent or its affiliates in bad faith or in violation of this Agreement, or (G) any matter fully, fairly, and specifically disclosed in the Company Disclosure Schedule.

SECTION 3.01 Organization, Standing and Power. The Company is duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite organizational power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The Company is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary, except where the failure to so qualify would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered to the Parent true and complete copies of the articles of incorporation and bylaws of the Company, each as amended to the date of this Agreement (as so amended, the “Company Charter Documents”). The Company owns or controls, directly or indirectly, all of the capital stock or comparable equity interests of each subsidiary (each, a “Subsidiary”) listed in the Company Disclosure Schedule, free and clear of any lien, and all issued and outstanding shares of capital stock or comparable equity interest of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights.

SECTION 3.02 Capital Structure. The authorized capital structure of the Company consists of Ten Thousand (10,000) shares of common stock par value $0.001 per share, all of which are outstanding and owned by Seller. No other shares of capital stock of the Company are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of its state of formation, the Company Charter Documents or any Contract (as defined in Section 3.04) to which the Company is a party or otherwise bound. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of shares of capital stock of the Company may vote (“Voting Company Debt”). Except as otherwise set forth herein, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company is a party or by which the Company is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock or other equity interest in, the Company or any Voting Company Debt, (ii) obligating the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of capital stock of the Company.

SECTION 3.03 Authority; Execution and Delivery; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the performance of its obligations under this Agreement have been duly authorized and approved by the Board of Directors of the Company and no other proceedings on the part of the Company are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity (regardless of whether enforcement is sought in equity or at law). No consent, approval or agreement of any individual or entity is required to be obtained by the Company in connection with the execution and performance by the Company of this Agreement or the Constituent Agreements or the execution and performance by the Company of any agreements, instruments or other obligations entered into in connection with this Agreement.

SECTION 3.04 No Conflicts; Consents.

(a) The execution and delivery by the Company of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company under any provision of (i) the Company Charter Documents, (ii) any material contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which the Company is a party or by which any of its respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.04(b), any material judgment, order or decree (“Judgment”) or material Law applicable to the Company or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Except for required filings with the Securities and Exchange Commission (the “SEC”) and applicable “Blue Sky” or state securities commissions, no material consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance of this Agreement or the performance by the Company of its obligations under this Agreement.

SECTION 3.05 Taxes.

(a) The Company has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns were correct and complete in all material respects except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

(b) If applicable, the Company has established an adequate reserve reflected on its financial statements for all Taxes payable by the Company (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) For purposes of this Agreement:

“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

SECTION 3.06 Benefit Plans. Except as set forth in the Company Disclosure Schedule, the Company does not have or maintain any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, share ownership, share purchase, share option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company (collectively, “Company Benefit Plans”). As of the date of this Agreement, except as set forth in the Company Disclosure Schedule, there are no employment, consulting, indemnification, severance or termination agreements or arrangements between the Company and any current or former employee, officer or director of the Company, nor does the Company have any general severance plan or policy.

SECTION 3.07 Litigation. There is no action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or affecting the Company, or any of its properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility (“Action”). Neither the Company nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

SECTION 3.08 Compliance with Applicable Laws. To the best of its knowledge, the Company is in material compliance with all applicable Laws, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. This Section 3.08 does not relate to matters with respect to Taxes, which are the subject of Section 3.05.

SECTION 3.09 Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which Parent or the Company is obligated in connection with the Transactions based upon arrangements made by or on behalf of the Company.

SECTION 3.10 Contracts. Except as disclosed in the Company Disclosure Schedule, there are no Contracts that are material to the business, properties, assets, financial condition, results of operations or prospects of the Company and its Subsidiaries taken as a whole. The Company is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. The Company’s execution of this Agreement and the consummation of the Transactions contemplated herein would not violate any Contract to which the Company or any of its Subsidiaries is a party nor will the execution of this Agreement or the consummation of the Transactions consummated hereby violate or trigger any “change in control” provision or covenant in any Contract to which the Company or any Subsidiary is a party.

SECTION 3.11 Title to Properties. Except as set forth in the Company Disclosure Schedule, the Company does not own any real property. The Company has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which the Company has leasehold interests, are free and clear of all Liens other than those Liens that, in the aggregate, do not and will not materially interfere with the ability of the Company to conduct business as currently conducted or result in or would reasonably be expected to result in a Company Material Adverse Effect.

SECTION 3.12 Intentionally omitted.

SECTION 3.13 Insurance. Except as set forth on the Company Disclosure Schedule, the Company does not hold any insurance policy.

SECTION 3.14 Transactions With Affiliates and Employees. Except as set forth in the Company Disclosure Schedule, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

SECTION 3.15 Application of Takeover Protections. The Company is not subject to any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company Charter Documents or the laws of its state of incorporation that is or could become applicable to Seller as a result of Seller, the Parent and the Company fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Preferred E Stock and underlying Parent Stock and Seller’ ownership of the Preferred E Stock and underlying Parent Stock.

SECTION 3.16 Labor Matters. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or employs any member of a union.  The Company believes that its and its Subsidiaries’ relations with their respective employees are good.  The Company and its Subsidiaries are in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

SECTION 3.17 ERISA Compliance; Excess Parachute Payments. The Company does not, and since its inception never has, maintained, or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other Company Benefit Plan for the benefit of any current or former employees, consultants, officers or directors of Company.

SECTION 3.18 No Additional Agreements. The Company does not have any agreement or understanding with Seller with respect to the Transactions other than as specified in this Agreement.

SECTION 3.19 Investment Company. The Company is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.20 Disclosure. All disclosure provided to the Parent regarding the Company, its business and the Transactions, furnished by or on behalf of the Company (including the Seller’s and Company’s representations and warranties set forth in this Agreement and the Company Disclosure Schedule) are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

SECTION 3.21 Absence of Certain Changes or Events. Except in connection with the Transactions and as disclosed in the Company Disclosure Schedule, since inception, the Company has conducted its business only in the ordinary course, and there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Company, except changes in the ordinary course of business that have not caused, in the aggregate, a Company Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a Company Material Adverse Effect;

(c) any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Company Material Adverse Effect;

(e) any material change to a material Contract by which the Company or any of its assets is bound or subject;

(f) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and does not materially impair the Company’s ownership or use of such property or assets;

(g) any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(h) any alteration of the Company’s method of accounting or the identity of its auditors;

(i) any declaration or payment of dividend or distribution of cash or other property to Seller or any purchase, redemption or agreements to purchase or redeem any Company Shares;

(j) any issuance of equity securities to any officer, director or affiliate; or

(k) any arrangement or commitment by the Company to do any of the things described in this Section.

SECTION 3.22 Foreign Corrupt Practices. Neither the Company, nor, to the Company’s knowledge, any director, officer, agent, employee or other person acting on behalf of the Company has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

SECTION 3.23 Licenses and Permits. The Company has obtained and maintains all federal, state, local and foreign licenses, permits, consents, approvals, registrations, memberships, authorizations and qualifications required to be maintained in connection with the operations of the Company as presently conducted and as proposed to be conducted the absence of which has caused or is reasonably likely to cause a Company Material Adverse Effect. The Company is not in default under any of such licenses, permits, consents, approvals, registrations, memberships, authorizations and qualifications except for such defaults that have not caused or would not reasonably be likely to result in a Company Material Adverse Effect.

SECTION 3.24 Environmental Laws. The Company and each Subsidiary (i) is in compliance in all material respects with any and all Environmental Laws (as hereinafter defined), (ii) has received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) is in compliance in all material respects with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. The term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

SECTION 3.25 Indebtedness. Except as disclosed in the Company Disclosure Schedule, neither the Company nor any Subsidiary (i) has any outstanding Indebtedness (as defined below), (ii) is in violation of any term of or is in default under any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Company Material Adverse Effect, and (iii) is a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of the Company's officers, has or is expected to have a Company Material Adverse Effect. For purposes of this Agreement: (x) “Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above; (y) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; and (z) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, a government or any department or agency thereof and any other legal entity.

SECTION 3.26 Money Laundering. The Company and its Subsidiaries are in compliance with, and have not previously violated, the USA Patriot Act of 2001 and all other applicable U.S. and non-U.S. anti-money laundering laws and regulations, including, but not limited to, the laws, regulations and Executive Orders and sanctions programs administered by the U.S. Office of Foreign Assets Control, including, but not limited, to (i) Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (66 Fed. Reg. 49079 (2001)); and (ii) any regulations contained in 31 CFR, Subtitle B, Chapter V.

SECTION 3.27 Management. During the past five year period, no current officer or director or, to the knowledge of the Company, no former officer or director or current ten percent (10%) or greater member of the Company or any of its Subsidiaries has been the subject of:

(a) a petition under bankruptcy laws or any other insolvency or moratorium law or the appointment by a court of a receiver, fiscal agent or similar officer for such Person, or any partnership in which such person was a general partner at or within two years before the filing of such petition or such appointment, or any corporation or business association of which such person was an executive officer at or within two years before the time of the filing of such petition or such appointment;

(b) a conviction in a criminal proceeding or a named subject of a pending criminal proceeding (excluding traffic violations that do not relate to driving while intoxicated or driving under the influence);

(c) any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining any such person from, or otherwise limiting, the following activities:

(i) Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the United States Commodity Futures Trading Commission or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii) Engaging in any type of business practice; or

(iii) Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of securities laws or commodities laws;

(d) any order, judgment or decree, not subsequently reversed, suspended or vacated, of any authority barring, suspending or otherwise limiting for more than 60 days the right of any such person to engage in any activity described in the preceding sub paragraph, or to be associated with persons engaged in any such activity;

(e) a finding by a court of competent jurisdiction in a civil action or by the SEC or other authority to have violated any securities law, regulation or decree and the judgment in such civil action or finding by the SEC or any other authority has not been subsequently reversed, suspended or vacated; or

(f) a finding by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding has not been subsequently reversed, suspended or vacated.

SECTION 3.28 Public Utility Holding Act. None of the Company nor any of its Subsidiaries is a “holding company,” or an “affiliate” of a “holding company,” as such terms are defined in the Public Utility Holding Act of 2005.

SECTION 3.29 Federal Power Act. None of the Company nor any of its Subsidiaries is subject to regulation as a “public utility” under the Federal Power Act, as amended.

SECTION 3.30 No Undisclosed Events, Liabilities, Developments or Circumstances. To the best knowledge of the Company or the Seller, no event, liability, development or circumstance has occurred or exists, or is reasonably expected to exist or occur with respect to the Company, any of its Subsidiaries or any of their respective businesses, properties, liabilities, prospects, operations (including results thereof) or condition (financial or otherwise), that in the reasonable judgment of the Company (i) has not already been made known to the Parent; or (ii) could have a Company Material Adverse Effect. Except as set forth in the Company Disclosure Schedule, the Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise). The Company Disclosure Schedule sets forth all financial and contractual obligations and liabilities (including any obligations to issue membership interests or other securities of the Company) due after the date hereof.

SECTION 3.31 No Other Representations or Warranties. Except for the representations and warranties contained in Article II and Article III of this Agreement, neither Seller nor the Company has made any representation or warranty, express or implied, concerning the Company, its financial condition, results of operations, assets, or prospects, and such representations and warranties supersede any prior statements made by any person regarding the Transactions.

ARTICLE IV

Representations and Warranties of the Parent and Merger Sub

              Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub, jointly and severally, represent and warrant to Seller that all of the statements contained in this Article IV are true as of the date of this Agreement (or, if made as of a specified date, as of such date) except, in each case, as (a) set forth in Parent Disclosure Schedules attached to this Agreement (the “Parent Disclosure Schedules”); or (b) as otherwise provided in this Agreement. For purposes of the representations and warranties of Parent contained in this Article IV, disclosure in any SEC filing or report of Parent and disclosure in any section of Parent Disclosure Schedules (which may reference specific public reports of Parent which are applicable to the particular section hereof) of any facts or circumstances shall be deemed to be an adequate response and disclosure of such facts or circumstances with respect to all representations or warranties by Parent calling for disclosure of such information, whether or not such disclosure is specifically associated with or purports to respond to one or more or all of such representations or warranties, if it is reasonably apparent on the face of Parent Disclosure Schedules such disclosure is applicable. The inclusion of any information in any section of Parent Disclosure Schedules by Parent shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

SECTION 4.01 Organization. Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and its wholly-owned subsidiary, Merger Sub, is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Parent and Merger Sub are referred to collectively in this Agreement as the “Majesco Entities.” Each of the Majesco Entities has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there are no other jurisdictions in which it is not so qualified in which the character and location of the assets owned by it or the nature of the material business transacted by it requires qualification, except where failure to do so would not have a material adverse effect on its business, operations, properties, assets or condition. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of the articles/certificate of incorporation or bylaws of any of the Majesco Entities or other agreement to which any Majesco Entity is a party or by which it is bound. True, correct and complete copies of the articles/certificate of Incorporation and Bylaws of each of the Majesco Entities, each as amended or restated as of the date hereof, have been provided to Seller and are included in Parent Disclosure Schedules. Except for the ownership of Merger Sub by Parent or as otherwise set forth in the Parent SEC Documents, none of the Majesco Entities has any wholly or partially owned subsidiaries, or owns any economic, voting or management interests in any other person.

SECTION 4.02 Due Authorization. Subject to approval by its stockholders, the Majesco Entities have full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Majesco Entities of this Agreement have been duly and validly authorized by the board of directors of the Majesco Entities, and, other than approval by its stockholders and by The NASDAQ Stock Market of the listing of the Parent Stock underlying the Preferred E Stock, which shall have occurred prior, and as a condition to, the Closing, no other actions or proceedings on the part of the Majesco Entities are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of each of the Majesco Entities, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other laws from time to time in effect which affect creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 4.03 Capitalization of Parent. The authorized capitalization of Parent consists of 250,000,000 shares of common stock, $0.001 par value, of which 2,782,963 shares are issued and outstanding as of the date of this Agreement and 10,000,000 shares of preferred stock, par value $0.001 of which, as of the date of this Agreement: (i) 8,830,000 shares are designated as Series A Convertible Preferred Stock of which 7,138,158 are outstanding and convertible into 1,189,693 shares of Parent Stock; (ii) 54,250 shares are designated as Series B Convertible Preferred Stock of which 54,201.71 are outstanding and convertible into 903,362 shares of Parent Stock; (iii) 26,000 shares are designated as Series C Convertible Preferred Stock of which 25,763.53 are outstanding and convertible into 429,392 shares of Parent Stock; and (iv) 170,000 shares are designated as Series D Convertible Preferred Stock of which 156,332 are outstanding and convertible into 260,553 shares of Parent Stock. All issued and outstanding shares of Parent are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other right of any person. There are no dividends or other amounts due or payable with respect to any of the shares of capital stock of Parent. There are no existing warrants, options, calls, or commitments of any nature relating to the authorized and unissued shares of Parent to which Parent is a party, except for (i) outstanding common stock purchase warrants that entitle the holders to purchase up to 187,500 shares of Parent common stock at an exercise price of $6.90 per share at any time on or before April 19, 2018, which will be exercised prior to Closing and (ii) outstanding options to purchase up to 390,346 shares of Parent Stock of which 171,349 of such options are unvested as of the date hereof.

SECTION 4.04 SEC Reports; Financial Statements.

(a) Parent has filed all forms, reports and documents (including all Exhibits) required to be filed by it with the SEC since it became subject to the reporting requirements of section 13 or 15(d) of the Exchange Act, including any amendments or supplements thereto (collectively, including any such forms, reports and documents filed after the date hereof, the “Parent SEC Reports”) and, with respect to Parent SEC Reports filed by Parent after the execution hereof and prior to the Closing Date, will deliver or make available, to Seller all of its Parent SEC Reports in the form filed with the SEC. Parent SEC Reports (i) were (and any Parent SEC Reports filed after the execution hereof will be) in all material respects prepared in accordance with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations promulgated thereunder, and (ii) as of their respective filing dates, did not (and any Parent SEC Reports filed after the execution hereof and prior to the Closing Date will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. On the Closing Date, Parent shall be current in the filing of the Parent SEC Reports.

(b) The audited consolidated balance sheets of Parent as of October 31, 2015 and 2014, and the related audited consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the fiscal years ended October 31, 2015 and 2014, including the notes thereto, and the accompanying report of Parent’s independent registered accountants are included in the SEC Reports.

(c) The financial statements of Parent referenced in Section 4.04(b) have been prepared in accordance with generally accepted accounting principles applicable to issuers filing financial statements and reports with the SEC in the United States (“US GAAP”), consistently applied throughout the periods involved as explained in the notes to such financial statements. The Parent financial statements present fairly, in all material respects, as of their respective dates, the financial condition of Parent. Parent did not have, as of the date of any such financial statements, except as and to the extent reflected or reserved against therein, any liabilities or obligations (absolute or contingent) which should be reflected in any financial statement or the notes thereto prepared in accordance with US GAAP, and all assets reflected therein present fairly the assets of Parent in accordance with US GAAP. The statements of operations and cash flows present fairly the financial position and results of operations of Parent as of their respective dates and for the respective periods covered thereby.

(d) The books and records, financial and otherwise, of Parent are in all material respects complete and correct and have been maintained in accordance with sound business and bookkeeping practices so as to accurately and fairly reflect, in reasonable detail, the transactions and dispositions of the assets of Parent, and, except as described in the Parent SEC Reports, Parent has maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions have been and are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

SECTION 4.05 Information. The information concerning the Majesco Entities set forth in this Agreement and in the Parent Disclosure Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading. The Majesco Entities shall cause the Parent Disclosure Schedules to be updated after the execution hereof up to and including the Closing Date.

SECTION 4.06 Absence of Certain Changes or Events. Except as set forth in this Agreement, a subsequent Parent SEC Report or the Parent Disclosure Schedules, since July 31, 2016:

(a) There has not been (i) any adverse change in the business, operations, properties, level of inventory, assets, or condition of the Majesco Entities or (ii) any damage, destruction, or loss to the Majesco Entities (whether or not covered by insurance) adversely affecting the business, operations, properties, assets, or condition of the Majesco Entities;

(b) Except as set forth in the Parent Disclosure Schedules, none of the Majesco Entities has (i) amended its articles/certificate of incorporation or bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of Parent; (iv) made any change in its method of management, operation, or accounting; (v) entered into any other transactions; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination payment to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees; or (viii) established any profit-sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees;

(c) Except as set forth in the Parent Disclosure Schedules, none of the Majesco Entities has (i) granted or agreed to grant any options, warrants, or other rights for its stocks, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent Parent balance sheet and current liabilities incurred since that date in the ordinary course of business; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights; (v) canceled, or agreed to cancel, any debts or claims; (vi) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Parent; or (vii) issued, delivered, or agreed to issue or deliver any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock); and

(d) The Majesco Entities have not become subject to any law or regulation which materially and adversely affects, or in the future would be reasonably expected to adversely affect, the business, operations, properties, assets, or condition of the Majesco Entities.

        SECTION 4.07 Title and Related Matters. Except as provided herein or disclosed in the Parent balance sheet and the notes thereto, the Majesco Entities have good and marketable title to all of their properties, inventory, interests in properties, and assets, which are reflected in the most recent Parent balance sheet or acquired after that date (except properties, interests in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges, or encumbrances, except (i) statutory liens or claims not yet delinquent; and (ii) such imperfections of title and easements as do not, and will not, materially detract from, or interfere with, the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties. To the best knowledge of the Majesco Entities, other than as set forth in the Parent Disclosure Schedules, the business of the Majesco Entities as currently conducted does not infringe on the copyright, patent, trade secret, know-how, or other proprietary right of any other person or entity and comprises all such rights necessary to permit the operation of the businesses of the Majesco Entities as now being conducted or as contemplated.

        SECTION 4.08 Litigation and Proceedings. Except as set forth in the Parent Disclosure Schedules or the Parent SEC Reports, there are no actions, suits, or administrative or other proceedings pending or, threatened by or against the Majesco Entities or adversely affecting the Majesco Entities or their properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. None of the Majesco Entities has any knowledge of any default on the part of the Majesco Entities with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

        SECTION 4.09 Contracts. Except as disclosed in the Parent SEC Reports or the Parent Disclosure Schedules:

(a) There are no material contracts, agreements, franchises, license agreements, or other commitments to which any of the Majesco Entities is a party or by which any of the Majesco Entities or their properties are bound;

(b) All contracts, agreements, franchises, license agreements, and other commitments to which any of the Majesco Entities is a party or by which its properties are bound and which are material to the consolidated operations or financial condition of Parent are valid and enforceable by the Majesco Entities in all material respects;

(c) The Majesco Entities are not a party to or bound by, and its properties are not subject to, any material contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, or in the future may (as far as Parent can now foresee) materially and adversely affect, the business, operations, properties, assets, or condition of the Majesco Entities; and

(d) None of the Majesco Entities is a party to any oral or written (i) contract for the employment of any officer, director, or employee which is not terminable on 30 days (or less) notice; (ii) profit-sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, agreement, or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii) agreement, contract, or indenture relating to the borrowing of money; (iv) guarantee of any obligation, other than one on which a Majesco Entity is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guarantees of obligations, which, in the aggregate do not exceed $5,000; (v) consulting or other similar contract with an unexpired term of more than one year or providing for payments in excess of $5,000 in the aggregate; (vi) collective bargaining agreement; (vii) agreement with any present or former officer or director of Parent or any subsidiary; or (viii) contract, agreement, or other commitment involving payments by it of more than $5,000 in the aggregate.

        SECTION 4.10 Material Contract Defaults. None of the Majesco Entities is in default in any material respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets, or condition of the Majesco Entities considered as whole, and there is no event of default or other event which, with notice or lapse of time or both, would constitute a default in any material respect under any such contract, agreement, lease, or other commitment in respect of which the Majesco Entities have not taken adequate steps to prevent such a default from occurring.

                    SECTION 4.11 Intellectual Property. Except as disclosed on the Parent Disclosure Schedules:

(a) All of the Majesco Entities’ material Intellectual Property is either licensed or owned by the Majesco Entities, in each case free and clear of all liens other than any right of any third party as owner or licensor or licensee under a contract affecting such Intellectual Property, with royalties as set forth on Parent Disclosure Schedules;

(b) None of the Majesco Entities’ material Intellectual Property is the subject of any pending or, to the knowledge of Parent, threatened litigation or claim of infringement;

(c) The Majesco Entities have not granted any license, or agreed to pay or receive any royalty in respect of, any intellectual property except as set forth on Parent Disclosure Schedule;

(d) No material license or royalty agreement to which any Majesco Entity is a party is in breach or default by such Majesco Entity or, to the knowledge of Parent or its officers or directors, any other party thereto; and no such license or royalty agreement is or has been the subject of any notice of termination given or threatened in writing by any person;

(e) The Majesco Entities have not received any notice contesting their rights to use any intellectual property as set forth on the Parent Disclosure Schedules;

(f) No Majesco Entity has granted any license or agreed to pay or receive any royalty in respect of any material Intellectual Property except as set forth on the Parent Disclosure Schedules; and

(g) No Majesco Entity has knowingly violated the Intellectual Property rights of any third party.

                    SECTION 4.12 Tax Matters.

(a) The Majesco Entities have complied in all material respects with all applicable laws relating to taxes. The Majesco Entities have timely filed all tax returns that they were required to file. All such tax returns were true, correct, and complete in all material respects. All taxes of the Majesco Entities due and payable with respect to all tax returns have been paid in a timely manner.

(b) There are no liens for taxes on any assets of the Majesco Entities.

(c) The Majesco Entities have properly withheld in a timely manner (i) all required amounts from payments to its employees, agents, contractors, nonresidents, shareholders, lenders, and other persons and (ii) all sales, use, ad valorem, and value added taxes. The Majesco Entities remitted in a timely manner all withheld taxes to the proper governmental authority in accordance with all applicable laws.

(d) No audits or other legal proceedings are in progress, pending, or to the knowledge of the Majesco Entities or their officers or directors, threatened with regard to any taxes or tax returns of or with respect to, the business, or any employee (including, but not limited to, all key employees and retained employees). The Majesco Entities have not received in the past five (5) years a written notice from any governmental authority that either of the Majesco Entities is required to pay taxes or file tax returns in a jurisdiction in which such Majesco Entity does not file tax returns or pays taxes.

(e) The Majesco Entities have not executed or filed with any governmental authority any agreement or other document extending or having the effect of extending the statute of limitations for assessment, collection or other imposition of any tax.

(f) Neither of the Majesco Entities is a party to or bound by any contract that could require it to share any tax benefits, and neither of the Majesco Entities is party to or bound by any contract that could require it to indemnify any other person with respect to taxes.

(g) Neither of the Majesco Entities (i) has ever been a member of any group of entities that files a tax return as an affiliated, consolidated, combined, or unitary group, and (ii) has any liability for the taxes of any person as a result of successor liability, transferee liability, joint or several liability (including pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law)), contractual liability, or otherwise.

(h) The Majesco Entities have provided to Seller true, correct, and complete copies of (i) all material federal, state, local, and foreign tax returns filed in the past three (3) years by either of the Majesco Entities (or their affiliates) with respect to the business of Parent or any employee, and (ii) all material notices, correspondence, and similar material received by either of the Majesco Entities Seller (or their affiliates) from any governmental authority relating to the Business of Parent or any employee.

(i) No assets of either of the Majesco Entities are “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code.

(j) Neither of the Majesco Entities has participated in any listed transaction required to be disclosed under Treasury Regulation Section 1.6011-4.

(k) No tax holiday or tax incentive or grant in any jurisdiction with respect to taxes relating to the Business of Parent or any employee will terminate (or be subject to a clawback or recapture that is payable by either Parent or the Merger Sub or Seller) as a result of any transaction contemplated by this Agreement.

(l) Parent’s “non-qualified deferred compensation plans” are not expected to give rise to an acceleration of income or an additional Tax under Section 409A of the Code as a result of any transaction contemplated by this Agreement. Neither of the Majesco Entities is obligated to pay, gross up, or otherwise indemnify any contractor or employee for his or her taxes, including taxes imposed under Section 409A of the Code.

(m) The Purchased Intellectual Property which are the subject of this Agreement will not cause Parent to recognize an item of income, or exclude a deduction, following the Closing Date as a result of (i) an installment sale occurring prior to the Closing Date that was governed by Section 453 of the Code (or similar provision of other applicable laws); (ii) a sale occurring prior to the Closing that was reported as an open transaction for any applicable laws; (iii) a change of method of accounting requested or occurring prior to the Closing Date (or required as a result of the transactions contemplated by this Agreement); (iv) a “closing agreement” or other agreement entered with a governmental authority; (v) any prepaid amounts received on or prior to the Closing Date; or (vi) an election under Section 108(i) of the Code (or similar provision of other applicable Laws).

SECTION 4.13 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any indenture, mortgage, deed of trust, or other contract, agreement, or instrument to which any of the Majesco Entities is a party or to which any of its properties or operations are subject.

SECTION 4.14 Governmental Authorizations. The Majesco Entities have all licenses, franchises, permits, and other governmental authorizations that are legally required to enable them to conduct their business in all material respects as conducted on the date of this Agreement. Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Parent and/or Merger Sub of this Agreement and the consummation by Parent and/or Merger Sub of the transactions contemplated hereby.

SECTION 4.15 Compliance With Laws and Regulations. The Majesco Entities have complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of the Majesco Entities or except to the extent that noncompliance would not result in the occurrence of any material liability for the Majesco Entities.

SECTION 4.16 Insurance. All of the Majesco Entities’ insurance policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been, or prior to the Closing Date, will be, paid, and no notice of cancellation or termination has been received with respect to any such policy. Such insurance policies provide the types and amounts of insurance customarily obtained by businesses of similar size and character of operations to the businesses of the Majesco Entities. None of the Majesco Entities has been refused any insurance with respect to its assets or operations; and its insurance coverage has not been limited by any insurance carrier to which it has applied for any such insurance, or with which it has carried insurance, in each case during the two years preceding the date hereof.

SECTION 4.17 Environmental. Each Majesco Entity is in compliance in all material respects with all applicable federal, state and local laws and regulations governing the environment, public health and safety and employee health and safety (including all provisions of the Occupational Safety and Health Administration (“OSHA”) and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice has been filed or commenced against any Majesco Entity and, to the knowledge of Parent and its officers and directors, no such charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice is pending or has been threatened.

SECTION 4.18 Employee Relations. Each of the Majesco Entities has complied in all material respects with all applicable laws, rules, and regulations that relate to prices, wages, hours, harassment, disabled access, and discrimination in employment and collective bargaining and to the operation of its business and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. Parent and its officers and directors believe that the relationships between the Majesco Entities and their employees are satisfactory.

SECTION 4.19 Officer, Director and Promoter’s Information. Except as set forth on the Parent Disclosure Schedules, during the past five (5) years, no Majesco Entity, nor any of its respective officers, directors or promoters, has been the subject of:

(a) a bankruptcy petition filed by or against any business of which the Majesco Entity or such other person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(b) a conviction in a criminal proceeding or a pending criminal proceeding (excluding traffic violations and other minor offenses);

(c) any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting the Majesco Entity or any such other person from involvement in any type of business, securities or banking activities; or

(d) a finding by a court of competent jurisdiction (in a civil action), the SEC, or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECTION 4.20 Broker Fees. The Majesco Entities have not incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

SECTION 4.21 Board Approval. The board of directors of both Parent and Merger Sub have duly adopted resolutions: (a) approving and declaring advisable this Agreement and the transactions contemplated hereby (such approvals having been made in accordance with the Delaware General Corporation Law and the Nevada Revised Statutes, respectively); (b) determining that the terms of the transaction contemplated hereby are fair to and in the best interests of Parent and its stockholders from a financial point of view; and (c) recommending that the stockholders of Parent approve and adopt this Agreement and the issuance of the Preferred E Stock, which resolutions have not been modified, supplemented or rescinded and remain in full force and effect.

SECTION 4.22 Employee Benefit Plans and Material Documents.

(a) Parent Disclosure Schedules set forth a list of all Benefit Plans with respect to which Parent has any obligation or liability or which are maintained, contributed to or sponsored by Parent for the benefit of any current or former employee, officer or director of Parent. Except as disclosed in Parent Disclosure Schedules, Parent does not have any obligation or liability with respect to any Benefit Plan maintained, contributed to or sponsored by any ERISA Affiliate for the benefit of any current or former employee, officer or director of Parent or any ERISA Affiliate. With respect to each Benefit Plan subject to ERISA which is maintained, contributed to or sponsored by Parent or with respect to which Parent has any obligation or liability, Parent has delivered or made available to Seller a true and complete copy of each such Benefit Plan (including all amendments thereto) and a true and complete copy of each material document (including all amendments thereto) prepared in connection with each such Benefit Plan including (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed IRS Form 5500 for each such Benefit Plan, if any, and (iv) the most recent determination letter, if any. For purposes of this Agreement, “Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, and any other plan, program, agreement, arrangement, policy, contract, commitment or scheme, written or oral, statutory or contractual, that provides for compensation or benefits, including any deferred compensation, executive compensation, bonus or incentive plan, any cafeteria plan or any holiday or vacation plan or practice as currently in effect.

(b) Except as disclosed in Parent Disclosure Schedules, none of the Benefit Plans is a plan that is or has ever been subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. None of the Benefit Plans is a “multiemployer plan” as defined in Section 3(37) of ERISA. Except as disclosed in Parent Disclosure Schedules, none of the Benefit Plans provides for the payment of separation, severance, termination or similar-type benefits to any person or provides for or, except to the extent required by law, promises retiree medical or life insurance benefits to any current or former employee, officer or director of Seller or any ERISA Affiliate. For purposes of this Agreement, the term “ERISA Affiliate” means any person that, together with Parent, would be considered a single employer within the meaning of Section 4001 of ERISA or Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”).

(c) Except as disclosed in Parent Disclosure Schedules, each Benefit Plan is in compliance in all material respects with, and has been operated in accordance with, its terms and the requirements of all applicable law, and Parent and the ERISA Affiliates have satisfied in all material respects all of their statutory, regulatory and contractual obligations with respect to each such Benefit Plan. No legal action, suit or claim is pending or, to Seller’s Knowledge, threatened with respect to any Benefit Plan (other than claims for benefits in the ordinary course).

(d) Except as disclosed in Parent Disclosure Schedules, each Benefit Plan or trust which is intended to be qualified or exempt from taxation under Section 401(a), 401(k) or 501(a) of the Code has received a favorable determination letter from the IRS that it is so qualified or exempt.

(e) There has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan. Neither Parent nor any ERISA Affiliate has incurred any liability for any excise tax arising under the Code with respect to a Benefit Plan.

(f) Except as disclosed in Parent Disclosure Schedules, no employee or former employee of Parent will become entitled to any bonus, retirement, severance, or similar benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated by this Agreement.

SECTION 4.23 Other Employment Matters.

(a) Parent Disclosure Schedules contain a complete list of all employees of Parent, including each employee on leave of absence or layoff status (collectively, the “ ”), and all officers and managers of Parent, with the following information for each Parent Employee, officer and manager: name; job title; current compensation paid or payable and any change in compensation since the most recent balance sheet date; bonuses paid in the previous twelve month period; vacation accrued as of a recent date; and service credited as of a recent date for purposes of vesting and eligibility to participate under any Benefit Plan of Parent; and all bonuses and any other amounts to be paid by Parent at or in connection with the Closing.

(b) Except as set forth in Parent Disclosure Schedules, to the knowledge of Parent and its officers and directors, no Parent Employee, officer, or director of Parent is a party to, or is otherwise bound by, any confidentiality, non-competition, proprietary rights agreement or similar agreement that would affect (i) the performance of his or her duties as an employee, officer or director or (ii) the ability to conduct the business of Parent after the Closing Date.

(c) Parent is not a party to any labor or collective bargaining agreement; there are no labor or collective bargaining agreements which pertain to any Parent Employee; and no Parent Employee is represented by any labor organization.

(d) No labor organization or group of Parent Employees has made a pending demand for recognition, there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of Parent and its officers and directors, threatened to be brought or filed with the National Labor Relations Board or other labor relations tribunal, and there is no organizing activity involving Parent pending or, to the knowledge of Parent and its officers and directors, threatened by any labor organization or group of Parent Employees.

(e) There are no (i) strikes, work stoppages, slow-downs, lockouts or arbitrations or (ii) grievances or other labor disputes pending or, to the knowledge of Parent and its officers and directors, threatened against or involving Parent.

(f) There are no complaints, charges or claims against Parent pending or, to the knowledge of Parent and its officers and directors, threatened to be brought or filed with any Governmental Authority based on, arising out of, in connection with, or otherwise relating to the employment by Parent, of any Parent Employee, including any claim for workers’ compensation.

(g) Parent is in compliance in all material respects with all laws and orders in respect of employment and employment practices and the terms and conditions of employment and wages and hours, and has not, and is not, engaged in any unfair labor practice.

SECTION 4.24 Finders’ Fees. Except as set forth in Parent Disclosure Schedule, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent or any of the shareholders of Parent or Merger Sub who might be entitled to any fee or other commission in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.

ARTICLE V

Deliveries

SECTION 5.01 Deliveries of Seller. At Closing as a further condition thereof, concurrently with the Closing, the Seller shall deliver or cause to be delivered to the Parent:

(a) this Agreement duly executed by an authorized signatory of the Seller;

(b) a certificate evidencing the Company Shares along with a duly executed stock power for transfer to Parent or other evidence of the Seller’s ownership of the Company Shares and that upon Closing, Seller shall have the rights to receive the Preferred E Stock and underlying Parent Stock and Seller shall be the only owner of Company Shares (or any other ownership interest of any class or character) of the Company;

(c) a Stockholder Agreement, substantially in the form attached hereto as Exhibit D executed by the Seller;

(d) a certificate, in a form reasonably acceptable to the Parent, executed by the Seller, dated as of the Closing Date, certifying the representations and warranties set forth in Article II are true, complete and accurate in all material respects;

(e) the Constituent Agreements, duly executed by the applicable signatories thereto.

(f) Evidence that, at Closing, the Company owns and possesses valid title to each of the patents and applications set forth on the Company Disclosure Schedule and all of the Intellectual Property Rights and the Seller shall deliver a certificate certified attesting to the foregoing.

SECTION 5.02 Deliveries of the Parent. At Closing, as a further condition thereof, concurrently with the Closing, the Parent shall deliver to Seller and the Company:

(a) a certificate to the Company and Seller from the Parent, signed by its Secretary or Assistant Secretary certifying that the attached copies of the Parent Charter, Parent Bylaws and resolutions of the Board of Directors of the Parent approving this Agreement and the transactions contemplated hereunder, including any required amendments to the Parent Charter, are all true, complete and correct and remain in full force and effect;

(b) a certificate executed by the Chief Executive Officer of the Parent, dated as of the Closing Date, certifying the representations and warranties set forth in Article IV are true, complete and accurate in all material respects

(c) a certificate representing the new shares of Preferred E Stock issued to the Seller;

(d) the Constituent Agreements, duly executed by the Parent (or such other parties as are parties thereto);

(e) Evidence of the resignations, to be effective on the eleventh day following the date on which Parent meets its information obligations under the Exchange Act (as applicable), of the following officers and directors of the Parent: Barry Honig, Michael Brauser, Edward Karr, Andrew Kaplan, Mohit Bhansali, David Rector and Michael Beeghley, _______________;

(f) Evidence of termination of the employment agreements of Barry Honig;

(g) Evidence of the appointment of the following individuals as officers of the Parent, at such positions as are set forth below:

(i) Denver Lough- Chairman, President and Chief Executive Officer

(ii) John Stetson- Chief Financial Officer

(iii) Christine Hashimoto- General Counsel

(iv) Edward Swanson- Executive Vice President, Chief Operating Officer and Secretary

(v) Michael Neumeister- Chief Medical Officer

(vi) Jeff Dyer- Chief Strategist

(vii) Devin Miller- Director of Translational Medicine and Regulatory Strategy

(viii) Mary Dyer- Office Manager and Clinical Research Coordinator

(ix) Anthony Blum- Laboratory Manager

(x) Carrie Harrison- Clinical Research Coordinator

(h) Evidence of the election of the following individuals to the Parent’s Board of Directors, which shall become effective on the eleventh day following the date on which Parent meets its information obligations under the Exchange Act: John Stetson, [TBD], Denver Lough, Edward Swanson, Jeff Dyer and Michael Neumeister.

 (i) A pro-forma capitalization table as of the Closing reflecting the capitalization of the Company on a fully-diluted and converted basis after giving effect to the transactions contemplated in this Agreement reflecting that the Preferred E Stock and underlying Parent Stock issued to Seller in the Merger represents 50% of the issued and outstanding shares of Parent Common Stock, on an as-converted basis.

(j) A pro-forma balance sheet of Parent immediately after the Closing which reflects the sum of cash on hand plus the proceeds from the private placement described in Section 7.03 less the payment or allocation of funds for the payment of accounts payable as provided in Section 4.26 of not less than $1,500,000 (“Parent Closing Cash Amount”); and no Indebtedness except as set forth on the Parent Disclosure Schedule 406(c).

(k) Bank statements as of the latest practical date evidencing Parent’s cash balance of at least $7,500,000 or, in the alternative, evidence or confirmation of proceeds from the sale of the Parent Common Stock described in Section 7.03 that has been wired to the Parent’s bank account that, when added to the Parent’s current cash balance is equal to at least $7,500,000.

(l) A filed stamped copy of the Certificate of Designation of the Preferred E Stock, as filed with the Secretary of State of the State of Delaware.

SECTION 5.03 Deliveries of the Company. At Closing, as a further condition thereof, concurrently with the Closing, the Company shall deliver:

(a) to the Parent and Seller this Agreement executed by the Company;

(b) to the Parent, a certificate from the Company, signed by its Secretary or Assistant Secretary certifying that the attached copies of the Company’s Charter Documents and resolutions of the Board of Directors or Manager of the Company approving this Agreement and the Transactions, are all true, complete and correct and remain in full force and effect;

(c) certificate, in a form reasonably acceptable to the Parent, executed by the Chief Executive Officer of the Company, dated as of the Closing Date, certifying the representations and warranties set forth in Article III are true, complete and accurate in all material respects;

(d) if requested by the Parent, the results of UCC, judgment lien and tax lien searches with respect to the Company, the results of which indicate no liens on the assets of the Company; and

(e) bank statement or other form of confirmation reasonably acceptable to Parent confirming that Company has cash on hand or immediately available funds as of the Closing Date in an amount equal to the Parent Closing Cash Amount.

(f) A pro-forma balance sheet of Company immediately after the Closing which shall reflect immediately after the Closing only those payables and Indebtedness disclosed in the Company Disclosure Schedules and cash equal to the Parent Closing Cash Amount.

ARTICLE VI

Covenants

SECTION 6.01 Public Announcements. The Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to the Agreement, the Merger and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

SECTION 6.02 Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

SECTION 6.03 Exclusivity. The Company shall not (and shall not cause or permit any of their affiliates to) engage in any discussions or negotiations with any person or take any action that would be inconsistent with the Transactions. The Company shall notify the Parent immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

SECTION 6.04 Audit of Company Financial Statements. The Company shall cooperate and, if required, assist Parent in compiling and preparing audited financial statements for the Company’s most recently completed last two fiscal years and unaudited financial statements for any subsequent interim period no later than 30 days from the Closing Date, which shall be prepared by Parent and the cost thereof shall be borne by Parent, or such shorter period as Company has been organized.

SECTION 6.05 Intentionally omitted.

SECTION 6.06 NASDAQ Approval. As soon as practicable following the execution of this Agreement, and as condition to closing of the Merger, Parent shall obtain approval by The NASDAQ Stock Market LLC of the listing of the Parent Stock underlying the Preferred E Stock on The NASDAQ Capital Market and the issuance of the Preferred E Stock pursuant to this Agreement as well as evidence that The NASDAQ Stock Market LLC has completed its review of the Listing of Additional Shares application related to the Parent Stock underlying the Preferred E Stock (collectively, “NASDAQ Approval”).

SECTION 6.07 Stockholder Action. As soon as practicable following the execution of this Agreement, and as condition to closing of the Merger, Parent shall obtain approval by its stockholders of the purchase of the Purchased Patents, this Agreement, the issuance of the Preferred E Stock , and the transactions contemplated hereby.

SECTION 6.08 Pre-Closing Activities of Parent. From and after the date of this Agreement until the Closing Date and except as set forth in the respective schedules to be delivered by Parent pursuant hereto or as permitted or contemplated by this Agreement, Parent will:

(a) Carry on its business in substantially the same manner as it has heretofore;

(b) Maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

(c) Perform in all material respects all of its obligations under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

(d) Use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationships with its material suppliers and customers;

(e) Duly and timely file for all taxable periods ending on or prior to the Closing Date all federal, state, county, and local tax returns required to be filed by or on behalf of such entity or for which such entity may be held responsible and shall pay, or cause to pay, all taxes required to be shown as due and payable on such returns, as well as all installments of tax due and payable during the period commencing on the date of this Agreement and ending on the Closing Date; and

(f) Fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

From and after the date of execution of this Agreement and except as provided herein until the Closing Date, Parent will not, without the prior written approval of Seller or as otherwise contemplated or required in order to effectuate the intents and purposes of this Agreement with respect to a-c and Seller with respect to b-c:

(a) Make any change in its certificate of incorporation or bylaws or effect any recapitalization except as specifically provided herein;

(b) Enter into or amend any material contract, agreement, or other instrument of any of the types described in the Parent Disclosure Schedules, except that Parent may enter into or amend any contract, agreement, or other instrument in the ordinary course of business; or

(c) Sell or enter into any agreement for the sale of Parent securities.

SECTION 6.09 Notices of Significant Events. From and after the date of the execution of this Agreement until the Closing Date, each Party hereto shall promptly notify the other Parties hereto of: (a) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the purchase of the Purchased Intellectual Property or the issuance of the Preferred E Stock, and the other transactions contemplated by this Agreement not to be satisfied; or (b) the failure of Seller or Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to complete the purchase of the Purchased Patents and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.09 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

SECTION 6.10 Consents and Approvals. Parent shall use commercially reasonable efforts to obtain all consents, approvals, certificates and other documents required in connection with the performance by it of this Agreement and the consummation of the transactions contemplated hereby. Parent shall make all filings, applications, statements and reports to all governmental authorities and other persons that are required to be made prior to the Closing Date by or on behalf of Parent and Merger Sub pursuant to applicable law or a material contract of Parent in connection with this Agreement and the transactions contemplated hereby.

SECTION 6.11 Indemnification. Parent will indemnify and hold harmless Seller from and against any and all losses, claims, damages, expenses, liabilities, or actions to which Seller may become subject under applicable law (including the Securities Act and the Exchange Act) and will reimburse Seller for any legal or other expenses reasonably incurred by Seller in connection with investigating or defending any claims or actions, whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any application or statement filed with a governmental body or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by Parent or Merger Sub expressly for use therein. The indemnity agreement contained in this Section 6.11 shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of Seller and shall survive the consummation of the transactions contemplated by this Agreement for a period of two (2) years.

SECTION 6.12 The Acquisition of Preferred E Common Stock. Parent and Seller understand and agree that the consummation of this Agreement including the issuance of the Preferred E Stock and Parent Stock to Seller in consideration for the Merger as contemplated hereby, constitutes the offer and sale of securities under the Securities Act and applicable state statutes. Parent and Seller agree that such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes which depend, among other items, on the circumstances under which such securities are acquired.

(a) In connection with the transaction contemplated by this Agreement, Parent shall file, with the assistance of legal counsel, such notices, applications, reports, or other instruments as may be deemed by them to be necessary or appropriate in an effort to document reliance on such exemptions, and the appropriate regulatory authority in the state where Seller resides, all to the extent and in the manner as may be deemed by Parent to be appropriate.

(b) In order to more fully document reliance on the exemptions as provided herein, Merger Sub, Seller and Parent shall execute and deliver to the other, at or prior to the Closing, such further letters of representation, acknowledgment, suitability, or the like as Parent or Seller and their respective counsel may reasonably request in connection with reliance on exemptions from registration under such securities laws.

ARTICLE VII

Closing Conditions: Parent and Merger Sub Obligations.

The obligations of Company and Seller under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

SECTION 7.01 Stockholder and NASDAQ Approval. This Agreement, the issuances of the Preferred E Stock and Parent Stock, and the transactions contemplated hereby shall have been approved by the stockholders of Parent in the manner required by the applicable laws of the state of Delaware and Nevada and Parent shall have received NASDAQ Approval.

SECTION 7.02 Conversion of Outstanding Preferred Stock into Common Stock. Prior to the Closing, Parent shall have worked with the holders of all series of Parent’s outstanding preferred stock to effectuate a conversion of those shares of preferred stock into shares of Parent Stock, unless as a result of any such conversion the holder would beneficially own 5% or more of such Common stock in which case, the conversion may be deferred and effected following Closing in accordance with the terms of the certificate of designation governing such Preferred Stock.

SECTION 7.03 Capital Raise of One Million Five Hundred Thousand Dollars; Lease and Equipment. Prior to Closing, Parent shall have raised a minimum of $1,500,000 in cash and current assets as contemplated in the Term Sheet originally executed between Parent and Seller; Parent or Merger Sub shall have entered into one of more leases for commercial space suitable to the business of the Company; and Parent or Merger Sub shall have acquired or initiate the process of equipping a suitable laboratory pursuant to specifications provided by Seller and/or Company.

SECTION 7.04 Adoption and Approval of Stock Option Plan. Parent shall have adopted a stock incentive plan (the “Stock and Option Plan”) and shall have received approval of the Stock and Option Plan from Parent’s Board of Directors and stockholders. At Closing, Parent shall issue ten year options to those persons in those amounts as have been recommended by Seller under the Stock and Option Plan, at market price pursuant to NASDAQ rules.

SECTION 7.05 Accuracy of Representations. The representations and warranties made by Parent and Merger Sub, in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and Parent and Merger Sub shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Parent or Merger Sub prior to or at the Closing. Seller shall be furnished with certificates, signed by duly authorized officers of Parent and Merger Sub, and dated the Closing Date, to the foregoing effect.

SECTION 7.06 Officer’s Certificates. Seller shall have been furnished with certificates dated the Closing Date and signed by the duly authorized chief executive officer of Parent to the effect that to such officer’s knowledge no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of Parent, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement. Furthermore, based on certificates of good standing, representations of government agencies, and Parent’s own documents and information, the certificate shall represent, to the best knowledge of the officer, that:

(a) This Agreement has been duly approved by Parent’s board of directors and stockholders and has been duly executed and delivered in the name and on behalf of Parent by its duly authorized officers pursuant to, and in compliance with, authority granted by the board of directors of Parent pursuant to a unanimous consent;

(b) This Agreement has been duly approved by Merger Sub’s board of directors and stockholders and has been duly executed and delivered in the name and on behalf of Merger Sub by its duly authorized officers pursuant to, and in compliance with, authority granted by the board of directors of Merger Sub pursuant to a unanimous consent;

(c) There have been no material adverse changes in the financial condition, business or operations of Parent or Merger Sub up to and including the date of the certificate;

(d) All conditions required by this Agreement have been met, satisfied, or performed by Parent and Merger Sub;

(e) All authorizations, consents, approvals, registrations, and/or filings with any governmental body, agency, or court required in connection with the execution and delivery of the documents by Parent and Merger Sub have been obtained and are in full force and effect or, if not required to have been obtained, will be in full force and effect by such time as may be required; and

(f) There is no material action, suit, proceeding, inquiry, or investigation at law or in equity by any public board or body pending or threatened against Parent or Merger Sub, wherein an unfavorable decision, ruling, or finding could have an adverse effect on the financial condition of Parent or Merger Sub, the operation of Parent or Merger Sub or the acquisition of the Purchased Intellectual Property contemplated herein, or any agreement or instrument by which Parent or Merger Sub is bound or in any way contests the existence of Parent or Merger Sub.

SECTION 7.07 No Material Adverse Change. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of Parent, nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations of Parent.

SECTION 7.08 Good Standing. Seller shall have received a certificate of good standing from the secretary of state of Delaware, dated as of the date within five days prior to the Closing Date, certifying that Parent is in good standing as a corporation in the State of Delaware.

SECTION 7.09 Actions or Proceedings. No action or proceeding by any governmental authority or other person shall have been instituted or threatened which: (a) is likely to have a material adverse effect on the business or operations of Parent; or (b) could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provision of this Agreement or the consummation of the transactions contemplated hereby.

SECTION 7.10 Representations and Warranties True at the Closing Date. All of the representations and warranties of the Parent and the Merger Sub contained in this Agreement shall have been true and correct in all material respects on and as of the execution date hereof and shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (provided that those representations and warranties that are specifically made as of a particular calendar date or as of the date hereof shall be true, correct and complete in all material respects as of such date. The Parent, Merger Sub and Seller shall have executed and delivered to the a certificate as of the Closing to such effect.

SECTION 7.11 Other Items. Seller shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as Seller may reasonably request.

ARTICLE VIII

Closing Conditions: Seller Obligations

The obligations of Parent and Merger Sub under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

SECTION 8.01 Accuracy of Representations. The representations and warranties made by Seller in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and Seller shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing. Parent shall be furnished with a certificate, signed by Seller and dated the Closing Date, to the foregoing effect.

SECTION 8.02 Actions or Proceedings. No action or proceeding by any governmental authority or other person shall have been instituted or threatened which: (a) is likely to have a material adverse effect on the Purchased Patents or the ownership of the Purchased Patents by Seller; or (b) could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provision of this Agreement or the consummation of the transactions contemplated hereby.

SECTION 8.03 Other Items. Parent shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as Parent may reasonably request.

ARTICLE IX

Confidentiality, Non-Solicitation and Non-Competition.

SECTION 9.01 Non-Disclosure.  Except as set forth in this Section 9.01, the receiving party shall not disclose or use the disclosing party’s Confidential Information.  Each Party hereto may: (a) use the other Party’s Confidential Information to the extent reasonably necessary to perform its obligations hereunder; and (b) use the other Party’s Confidential Information to the extent reasonably necessary to (i) exercise the rights granted hereunder, (ii) prosecute or defend litigation, or (iii) comply with applicable laws, governmental regulations or court orders or submitting information to tax or other governmental entities (including the SEC); in each case, provided that if a Party is required to make any such disclosure, other than pursuant to a non-use and non-disclosure agreement, it will give reasonable advance notice in writing to the other Party of such disclosure requirement, will use reasonable efforts to secure confidential treatment of such information (whether through protective order or otherwise), except to the extent inappropriate with respect to patent applications, and use reasonable efforts to permit the other Party an opportunity to maintain confidentiality of its affected Confidential Information.  It is understood that either Party may also disclose the Confidential Information of the other Party upon receipt of the prior express written consent to such disclosure by a duly authorized representative of the other Party.  Notwithstanding anything to the contrary, upon assignment of the Purchased Patents to Merger Sub hereunder, the Patent Documents to the extent that such documents are not publicly available, will be deemed to be the Confidential Information of Merger Sub and not the Confidential Information of Seller, and Merger Sub shall be free to use and disclose all such Patent Documents without restriction.

SECTION 9.02 Confidential Agreement.  Each Party shall not to disclose the terms, but may disclose the existence, hereof to any third party without the prior written consent of this other Party.  Each Party may disclose the terms hereof (a) to such Party’s affiliates and to such Party’s attorneys, accountants, advisors and others on a need to know basis under circumstances that reasonably ensure the confidentiality thereof, (b) to the extent required by law, (c) as necessary to exercise, perfect or enforce this Agreement or rights hereunder, including recordation by Merger Sub of assignments of the Purchased Patents, (d) by Merger Sub in connection with a sale or license of any Purchased Patent, (e) in connection with a merger, acquisition or financing transaction or proposed merger, acquisition or financing transaction, or the like, involving a Party to this Agreement or an affiliate thereof and under circumstances that reasonably ensure the confidentiality of such terms or (f) in a press release substantially in the form exchanged by the Parties concurrently with the execution of this Agreement.

SECTION 9.03  Further Agreements by Seller. Seller hereby agrees that until the later of one (1) year after separation of Seller as an employee or consultant of the Surviving Entity or Parent, and two (2) years from the Closing Date, it will not:

(a) Engage, own, manage, operate, control, be employed by, consult for, participate in, or be connected in any manner with the ownership, management, operation or control of any business in competition with the Business of Parent or the Surviving Company, as defined in the next sentence. For purposes hereof, Parent/Surviving Company Business shall mean research, development, techniques and technology in any manner involving or related to regeneration of functionally polarized tissue by use of Leucine-rich repeat-containing G-protein coupled Receptor (LGR) expressing cells and any and all inventions, technology and trade secrets related thereto or a result of the Purchased Intellectual Property hereunder, as well as all activities that involve the making, use or licensing thereof. For the absence of doubt, the business shall not involve technology or techniques not developed by the Company or on its behalf, not relying on the inventions or technology described in the Purchased Intellectual Property, nor any actions or activities involving the practice of medicine and treatment of patients as a physician even if reliant upon the Purchased Intellectual Property involving the delivery of medical services.

(b) Recruit, solicit or hire, or attempt to recruit, solicit or hire, any employee, or independent contractor, vendor, contract research organization, officer or director of Parent or the Surviving Company to leave the employment (or other relationship) thereof, whether or not any such person or entity is party to an employment agreement, for the purpose of competing with Parent/ Surviving Company or providing services the same as or similar to that provided to Parent or Surviving Company .

(c) Attempt in any manner to solicit or accept from any customer of Parent or the Surviving Company, business of the kind or competitive with the business done by Parent or the Surviving Company with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or might do with Parent or the Surviving Company, or if any such customer elects to move its business to a person other than Parent or Surviving Company, provide any services of the kind or competitive with the business of Parent or Surviving Company for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person for the purpose of competing with Parent/ Surviving Company Business; or

(d) Interfere with any relationship, contractual or otherwise, between Parent or the Surviving Company and any other party, including, without limitation, any supplier, distributor, co-venturer or joint venturer of Parent or the Surviving Company, for the purpose of soliciting such other party to discontinue or reduce its business with Parent or the Surviving Company for the purpose of competing with Parent/ Surviving Company Business.

ARTICLE X

Termination

SECTION 10.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller, the Company, Merger Sub and Parent;

(b) by Parent or Merger Sub by written notice to Seller and Company if:

(i) Merger Sub is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller or the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article II or III and such breach, inaccuracy or failure has not been cured by Seller or the Company, as the case may be, within ten (10) days of Seller’s or the Company’s receipt of written notice of such breach from Merger Sub or Parent; or

(ii) any of the conditions set forth in Article VIII shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by February 28, 2017, unless such failure shall be due to the failure of Merger Sub to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

(c) by Seller by written notice to Merger Sub and Parent if:

(i) Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article III and such breach, inaccuracy or failure has not been cured by Merger Sub within ten (10) days of Merger Sub’s receipt of written notice of such breach from Seller; or

(ii) any of the conditions set forth in Article VII shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by February 28, 2017, unless such failure shall be due to the failure of Seller or the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

                            (d) by Merger Sub or Seller in the event that (i) there shall be any legal requirement that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental authority shall have issued an order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental order shall have become final and non-appealable.

SECTION 10.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Section, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Article 10 and Section 11.8 hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE XI

Miscellaneous

SECTION 11.01 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Parent or Merger Sub, to:

Majesco Entertainment Company
4041-T Hadley Road
S. Plainfield, New Jersey 07080
Attn: Chief Financial Officer

With a copy to (which shall not constitute notice):

Sichenzia Ross Ference Kesner, LLP.
61 Broadway, 32nd Floor
New York, NY 10006
Att: Harvey J. Kesner, Esq.
hkesner@srfkllp.com
212-930-9700

If to the Seller or Company, to:

Polarityte, Inc.
106 S. Gilmor Street
Baltimore, MD 21223

With a copy to (which shall not constitute notice):

Kirton McConkie
50 East South Temple, Suite 400
Salt Lake City, UT 84111
Attn: Adam D. Stevens, Esq.

SECTION 11.02 Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company, Parent and Seller. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

SECTION 11.03 Replacement of Securities. If any certificate or instrument evidencing any Preferred E Stock and underlying Parent Stock is mutilated, lost, stolen or destroyed, the Parent shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefore, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Parent of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement certificate or instrument. If a replacement certificate or instrument evidencing any Preferred E Stock and underlying Parent Stock is requested due to a mutilation thereof, the Parent may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

SECTION 11.04 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, Seller, Parent and the Company will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

SECTION 11.05 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

SECTION 11.06 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Transactions contemplated hereby are fulfilled to the extent possible.

SECTION 11.07 Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and facsimile or electronic delivery of this Agreement is legal, valid and binding for all purposes.

SECTION 11.08 Entire Agreement; Third Party Beneficiaries. This Agreement, taken together with all exhibits attached hereto and the Company Disclosure Schedule and the Parent Disclosure Schedule, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies. The representations and warranties of Seller and the Company contained in this Agreement shall survive the Closing and the termination of this Agreement.

SECTION 11.09 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to principles of conflicts of laws. Any action or proceeding brought for the purpose of enforcement of any term or provision of this Agreement shall be brought only in the Federal or state courts sitting in the Southern District of New York and the parties hereby waive any and all rights to trial by jury.

SECTION 11.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement and Plan of Reorganization as of the date first above written.

The Parent:	MAJESCO ENTERTAINMENT COMPANY

By: ________________________ Name: John Stetson Title: Chief Financial Officer
The Company:	POLARITYTE, INC. By: _________________________ Name: Title:
The Seller:	DENVER LOUGH ____________________________
Merger Sub	By:____________________________ Name: Address:

Schedule A

Definitions

 “Affiliate” means, with respect to any specified Person, any other Person that directly or on directly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person.  “Person” means an association, corporation, an individual, a partnership, a limited liability company, a trust or any other entity or organization.

“Ancillary Agreements” means, that certain Executive Employment Agreement between Parent and Seller (the “Executive Employment Agreement”), that certain Voting Agreement among various stockholders of Parent (the “Voting Agreement”) and all other documents related to the transactions contemplated by this Agreement.

“Confidential Information” means any information, whether in electronic, written, graphic, oral, machine readable or other tangible or intangible form, that is marked or identified at the time of disclosure as “Confidential” or “Proprietary” or in some other manner so as to clearly indicate its confidential nature.  In order to be treated as “Confidential Information,” information that is disclosed orally must be identified at the time of disclosure or promptly thereafter as confidential or proprietary.  The obligations under Article 8 shall not apply to the extent that the disclosing party establishes by competent proof that such information: (a) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing party; (b) becomes publicly known and made generally available after disclosure by the disclosing party to the receiving party through no act or omission of the receiving party; (c) was already in the possession of the receiving party without confidentiality obligations at the time of disclosure hereunder by the disclosing party; (d) is obtained by the receiving party without confidentiality obligations from a third party without a breach of such third party’s obligations of confidentiality; or (e) is independently developed by the receiving party without use of or reference to the disclosing party’s Confidential Information.

“Disclaimer Issue” means a terminal disclaimer (including under 35 U.S.C. § 253 or 37 CFR 1.321 or the equivalent laws or regulation of any other patent authority, a “Terminal Disclaimer”) that exists or is or should reasonably be required to be made in a patent or patent application to address a double patenting issue, including such an issue raised in a judicial or administrative proceeding (including any proceeding with the U.S. Patent and Trademark Office or any corresponding foreign patent authority).

“Patent Documents” means documents, records and files relating to the Purchased Patents, including (b) complete prosecution files and docketing reports (including patent listing, current status, actions due and deadlines), including materials filed with the U.S. Patent and Trademark Office (or the equivalent authority in any other country) with respect to such Purchased Patents, (c) originals (or, if the original is not available, a copy) of all assignment agreements in its possession relating to the Purchased Patents, including a written assignment to Seller from each inventor for each Purchased Patent, and (d) inventor notebooks and other documents (including, but not limited to, those showing the conception and reduction to practice of the inventions disclosed in the Purchased Patents or related to the Patent Technology), and (e) any other materials or information in the possession or control of, or known to, Seller that, is material to the enforcement of such Purchased Patents.

“Know-How” means all technical information, know-how and data, including inventions (whether patentable or not), discoveries, trade secrets, specifications, regulatory filings and supporting documents, instructions, processes, formulae, materials, expertise and other technology applicable to compounds, formulations, compositions, products or to their manufacture, development, registration, use or commercialization or methods of assaying or testing them or processes for their manufacture, formulations containing them, compositions incorporating or comprising them and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data, instructions, processes, formulae, expertise and information, regulatory filings and copies thereof, relevant to the development, manufacture, use or commercialization of and/or which may be useful in studying, testing, development, production or formulation of products, or intermediates for the synthesis thereof.

“Patent Technology” refers to the technology described and claimed in the Purchased Patents and related technology directed to regeneration of functionally polarized tissue by use of Leucine-rich repeat-containing G-protein coupled Receptor (LGR) expressing cells, including, but not limited to, that described in the Purchased Patents.

“Purchased Intellectual Property” refers to the Patent Technology, the Purchased Patents, the Patent Documents and the Know-How related to the Patent Technology and the Purchased Patents.

A-1

“Purchased Patents” means (a) the patents and patent applications identified in the preambles hereto and on Exhibit G (“Patents”) and the rights to inventions in the Know-How including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world, (b) all reissues, divisionals, continuations, continuations-in-part, extensions, renewals, reexaminations and foreign counterparts thereof, and all other patents, patent applications, certificates of invention and other governmental grants resulting from the Patents, (c) all patents and applications which claim priority to or have common disclosure or common priority with any such patents or patent applications (for the avoidance of doubt, patents which include partial commonalities such as figures or patents whose features of the inventions are different from those of Purchased Patents may be excluded), (d) all paper and electronic versions of files, documents, instruments, papers, books, ledgers, plans, correspondence, memoranda, maps, diagrams, photographs, and videotapes, to the extent related to the Purchased Patents; (e) all goodwill related to the Purchased Intellectual Property, (f) all claims, causes of action and other legal rights and remedies, whether or not known as of the Closing Date, relating to the Purchased Patents or Seller’s ownership of the Purchased Patents but excluding causes of action and other legal rights and remedies of Seller (1) against Merger Sub with respect to the transactions contemplated by this Agreement; or (2) relating exclusively to Seller’s liabilities not assigned hereunder; and (g) all rights corresponding to any of the foregoing throughout the world (including the right to claim the priority date of any of such patents and patent applications and the right to sue for and recover damages for any past, present or future infringement of such patents and patent applications); in each case, regardless of whether in existence prior to, as of or after the Closing Date.

“Transfer Documents” means fully executed, original patent transfer documents, in a form agreed to by the Parties and suitable for filing with the relevant governmental entity, in each jurisdiction where the Purchased Patents have been filed, as the case may be, in each case to record the change of ownership of the Purchased Patents from Seller to Merger Sub.  Unless otherwise directed by Merger Sub, Transfer Documents for U.S. Purchased Patents shall be provided in the form of Exhibit H.

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